Exhibit 18

May 5, 2020

Board of Directors
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to Regeneron Pharmaceuticals, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.
We have been provided a copy of the Company’s Form 10-Q. Note 1 therein describes changes in accounting principle for (1) presenting cost reimbursements received from collaborative partners previously presented as Collaboration revenue to a reduction of the related expense (Research and development or Selling, general, and administrative) and (2) presenting upfront and development milestone payments previously presented as Collaboration revenue to other operating income. It should be understood that the preferability of one acceptable method of accounting over another for the presentation of amounts received from collaborative partners who are not deemed to be the Company’s customers has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2019. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.
Very truly yours,

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey